THE WESTERN TRANSMEDIA COMPANY INC. AND SUBSIDIARY

                                   EXHIBIT 11
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (UNAUDITED)

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

                                                                           Three Months Ended
                                                                               March 31,
                                                             -------------------------------------------

                                                                    1996                       1995
                                                             -------------------          --------------

PRIMARY EARNINGS:
   Income from continuing operations                              $  12,143                $112,557
                                                                  ---------                --------

NET INCOME APPLICABLE TO COMMON STOCK                             $  12,143                $112,557
                                                                  =========                ========

SHARES:
   Weighted average number of common shares outstanding           7,903,421               7,868,421
   Assumed conversions of stock options                              47,382                 112,509
                                                                 ----------              ----------
TOTAL WEIGHTED AVERAGE SHARES OUTSTANDING                         7,950,803               7,980,930
                                                                  =========               =========

PRIMARY EARNINGS PER COMMON SHARE:
   Continuing operations                                              $ -                      $.01
                                                                      =====                    ====
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